                                               Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-92212

PRICING SUPPLEMENT NO. 1, DATED AUGUST 12, 2002
-----------------------------------------------
(To Prospectus, dated July 22, 2002 and
Prospectus Supplement, dated August 6, 2002)

                               U.S.$1,975,000,000

                             McDONALD'S CORPORATION

                           Medium-Term Notes, Series H
                               (Fixed Rate Notes)
                 Due from 1 Year to 60 Years from Date of Issue

               The following description of the terms of the Notes
                  offered hereby supplements, and to the extent
                inconsistent therewith replaces, the descriptions
                         included in the Prospectus and

                Prospectus Supplement referred to above, to which
                     descriptions reference is hereby made.

Principal Amount:                   U.S.$200,000,000

Issue Price:                        99.685% of the Principal Amount of the Notes

Original Issue Date:                August 15, 2002

Stated Maturity:                    August 15, 2007

Interest Rate:                      3.875% per annum

Interest Payment Dates:
       (Applicable only if other than February 15 and August 15 of each year)

Regular Record Dates:
       (Applicable only if other than February 1 and August 1 of each year)

Form:                               |X| Book-Entry   |_| Certificated

Specified Currency:
       (If other than U.S. dollars)

Option to Receive Payments in Specified Currency:      |_| Yes  |_|  No
       (Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form)

Authorized Denominations:
       (Applicable only if other than U.S.$1,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)

Method of Payment of Principal:
       (Applicable only if other than immediately available funds)

Optional Redemption:                [X] The Notes cannot be redeemed prior to
                                        Stated Maturity.

                                    [_] The Notes can be redeemed in whole or in
                                        part at any time prior to Stated
                                        Maturity at the option of McDonald's
                                        Corporation (the "Company") as set forth below.

Optional Redemption Dates:

     Redemption Prices:

     [_] The Redemption Price shall initially be       % of the principal amount
of the Note to be redeemed and shall decline at each anniversary of the initial
Optional Redemption Date by       % of the principal amount to be redeemed until
the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

       [_] Other:

Sinking Fund:                       [X] The Notes are not subject to a Sinking
                                        Fund.

                                    [_] The Notes are subject to a Sinking Fund.

     Sinking Fund Dates:

     Sinking Fund Amounts:

Amortizing Note:                    [_] Yes    [X] No

     Amortization Schedule:

Optional Repayment:                 [_] Yes    [X] No

     Optional Repayment Dates:

     Optional Repayment Prices:

Original Issue Discount Note:       [_] Yes    [X] No

     Total Amount of OID:

     Yield to Stated Maturity:

     Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agents' discount or commission: .350% of the principal amount of the Notes

Net proceeds to Company (if sale to Agents, as principals): 99.335% of the Principal Amount of the Notes

Agents' Capacity:  [_] Agent    [X] Principal

Agents:            Barclays Capital
                   SG Cowen
                   Westdeutsche Landesbank Girozentrale, London Branch

CUSIP:  58013MDT8

Plan of Distribution:


                     Agents                                Principal Amount
                     ------                                ----------------
     Barclays Capital Inc.                                   $190,000,000
     SG Cowen Securities Corporation                            5,000,000
     Westdeutsche Landesbank Girozentrale, London Branch        5,000,000
                                                             ------------
                     Total:                                  $200,000,000
                                                             ============